Exhibit 99.1

For Immediate Release	CONTACT:

Bill Newbould
(610) 558-9800

ENDO PHARMACEUTICALS REPORTS

THIRD QUARTER 2006 FINANCIAL RESULTS

CHADDS FORD, Pa., October 19, 2006 — Endo Pharmaceuticals Holdings Inc. (Nasdaq: ENDP), a specialty pharmaceutical company with market leadership in pain management, today reported financial results for the three months and nine months ended September 30, 2006.

Net sales were $217.1 million compared with $245.2 million in the third quarter of 2005. Net income for the three months ended September 30, 2006 was $44.9 million compared with $66.6 million in the same period of 2005. As detailed in the Supplemental Financial Information below, adjusted net income for the three months ended September 30, 2006 was $47.2 million compared with $77.1 million in the same period in 2005.

Diluted earnings per share for the three months ended September 30, 2006 were $0.33 compared with $0.50 in the comparable 2005 period. As detailed in the Supplemental Financial Information below, adjusted diluted earnings per share for the three months ended September 30, 2006 were $0.35 compared with $0.58 in the same period in 2005.

“Although inventory de-stocking by one of our major wholesale customers impacted the factory sales of Lidoderm® this quarter, we believe prescription demand of our promoted products continues to be strong,” said Peter A. Lankau, President and Chief Executive Officer. As announced earlier this month, Endo signed an inventory management agreement (IMA) during the third quarter of 2006 with one of its three largest wholesale drug distribution customers. In anticipation of finalizing the IMA, this customer began reducing its inventory levels of all of Endo’s branded products, including Lidoderm®. As a result, the company believes that sales of Lidoderm® for the third quarter of 2006 do not reflect underlying demand, which continues to show year-over-year growth in excess of 20%.

Lankau added that due to accounting principles generally accepted in the United States applicable to the recognition of revenue, the company has not recognized net sales in its 2006 third quarter results for Opana® ER (oxymorphone HCl) extended-release and Opana® (oxymorphone HCl) immediate-release tablets CII, which Endo launched in the third quarter. “Prescription demand of Opana® and Opana® ER has begun to show steady growth in recent weeks. We believe this increased demand reflects the effect of increasing physician awareness resulting from the initiation of our marketing campaign and materials that were made available to our sales representatives in mid-September. We expect that this continued growth in prescriptions will enable us to recognize all or a portion of this deferred revenue by the end of the year.

“Based on the continued demand for Lidoderm® and the fundamental strength of our business, we reiterate our 2006 guidance of approximately $880-$910 million in net sales and $1.53 to $1.58 of adjusted diluted earnings per share, which includes the impact of our recently announced acquisition of RxKinetix, Inc., which acquisition is expected to be dilutive by approximately $0.02 in 2006,” said Lankau. “We also reaffirm our full-year guidance for Lidoderm® net sales at the high end of the range of $530-$540 million. We have deferred revenue of $12.7 million for Opana® ER and Opana® in the quarter, and due to the application of revenue recognition accounting principles, we are withdrawing our full-year guidance for these products at this time. This withdrawal does not affect our 2006 net sales guidance. Although there can be no assurance that Endo will achieve these results, we believe we are

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well-positioned for the future given our projected Lidoderm® growth and the ongoing launch of Opana® ER and Opana®, as well as the continuing development of what we believe to be one of the broadest and deepest product pipelines in pain management.”

The company’s 2006 guidance for adjusted diluted earnings per share excludes estimated upfront and milestone payments to partners, stock compensation charges related to the adoption of SFAS 123(R) – which are estimated to be approximately $0.06 per diluted share — and compensation expense and related employer payroll taxes funded by Endo Pharma LLC, a limited liability company that previously held a significant portion of Endo common stock, in which affiliates of Kelso & Company and certain other members of management have an interest. Of course, there can be no assurance of Endo achieving these results. These 2006 estimates continue to include net sales of the company’s generic oxycodone ER of approximately $50-$60 million and earnings attributable to its generic oxycodone sales of approximately $0.20 to $0.24 per diluted share.

Comparative Year-to-Date Results

For the first nine months of 2006, Endo’s net sales were $650.2 million compared with $579.4 million in the comparable 2005 period. Net income for the nine months ended September 30, 2006 was $123.1 million compared with $129.4 million in the comparable 2005 period, which reflects our substantial investment in launch costs for Opana® ER and Opana®, including the cost of expanding our sales force to 590 representatives. As detailed in the Supplemental Financial Information below, adjusted net income for the nine months ended September 30, 2006 was $164.0 million compared with $152.4 million in the same period in 2005.

Diluted earnings per share for the nine months ended September 30, 2006 were $0.92 compared with $0.97 in the same period in 2005. As detailed in the Supplemental Financial Information below, adjusted earnings per share for the nine months ended September 30, 2006 were $1.22 per diluted share versus $1.14 in the comparable 2005 period.

Use of Non-GAAP Measures — Adjusted Net Income and Adjusted Diluted Earnings per Share:

Adjusted net income and adjusted diluted earnings per share are non-GAAP financial measures. These non-GAAP financial measures are not prepared in accordance with accounting principles generally accepted in the United States and may be different from non-GAAP financial measures used by other companies. Endo refers to these non-GAAP financial measures in making operating decisions because it believes they provide meaningful supplemental information regarding the company’s operational performance. For instance, Endo believes that these non-GAAP financial measures facilitate its internal comparisons to its historical operating results and comparisons to competitors’ results. The company includes these non-GAAP financial measures in its earnings announcements because it believes they are useful to investors in allowing for greater transparency related to supplemental information used by Endo in its financial and operational decision-making. In addition, Endo has historically reported similar non-GAAP financial measures to its investors and believes that the inclusion of comparative numbers provides consistency in its financial reporting at this time. Further, Endo believes that these non-GAAP financial measures may be useful to investors as it is aware that certain of its significant stockholders utilize these measures to evaluate its financial performance. Finally, these measures are considered by the Compensation Committee of Endo’s Board of Directors in assessing the performance and compensation of substantially all of its employees, including its executive officers. Investors are encouraged to review the reconciliation of the non-GAAP financial measures used in this earnings announcement to their most directly comparable GAAP financial measures as provided with the financial statements included in this press release and are encouraged to read the description of the reconciling items contained within this press release.

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Supplemental Financial Information

A reconciliation of net income as determined by GAAP to adjusted net income for the three months ended September 30, 2006 and September 30, 2005 is as follows:

	(Unaudited) Three Months Ended September 30,
	2006	2005
	(in thousands, except per share data)
GAAP net income	$44,891	$66,553
Add: Income tax	27,737	40,862

GAAP income before income tax	72,628	107,415
Add: Upfront and milestone payments to partners	—	6,500
Add: Stock compensation expense related to SFAS 123R	3,801	—
Add: Write-off of transdermal fentanyl patch inventory and unamortized portion of the license fee	—	10,515

Adjusted income before income tax	76,429	124,430
Pro forma income tax	29,191	47,335

Adjusted net income	$47,238	$77,095

Diluted weighted average shares outstanding	134,231	133,532

Adjusted diluted earnings per share	$0.35	$0.58

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A reconciliation of net income as determined by GAAP to adjusted net income for the nine months ended September 30, 2006 and September 30, 2005 is as follows:

	(Unaudited) Nine Months Ended September 30,
	2006	2005
	(in thousands, except per share data)
GAAP net income	$123,065	$129,414
Add: Income tax	76,037	79,319

GAAP income before income tax	199,102	208,733
Add: Compensation expense and related employer payroll taxes to be funded by Endo Pharma LLC	42,385	—
Add: Upfront and milestone payments to partners	10,400	26,500
Add: Stock compensation expense related to SFAS 123R	9,337	—
Add: Write-off of transdermal fentanyl patch inventory and unamortized portion of the license fee	—	10,515

Adjusted income before income tax	261,224	245,748
Pro forma income tax	97,178	93,385

Adjusted net income	$164,046	$152,363

Diluted weighted average shares outstanding	134,060	133,122
Adjusted diluted earnings per share	$1.22	$1.14

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Product Review

Lidoderm®. For the quarter ended September 30, 2006, net sales of Lidoderm® were $127.4 million compared with $124.3 million in the same period in 2005. This comparison reflects the impact of inventory de-stocking at one major wholesale customer during the third quarter of 2006. For the first nine months of 2006, net sales of Lidoderm® rose 36% to $393.3 million compared with $288.9 million in the same period a year ago. Prescription growth for Lidoderm® was up 19% and dispensed unit growth was up 22% in the third quarter of 2006 over the same 2005 period. Prescription growth for Lidoderm® was up 21% and dispensed unit growth was up 25% for the nine months ended September 30, 2006 over the comparable 2005 period. The company estimates that prescription demand for Lidoderm® in the third quarter of 2006 was approximately $151 million.

Percocet®. Net sales of Percocet ®, were $25.3 million for the three months ended September 30, 2006 versus $28.8 million in the same period in 2005. Net sales of Percocet® were $74.9 million for the nine months ended September 30, 2006 compared with $81.0 million in the same period in 2005. The company estimates that prescription demand for Percocet® in the 2006 third quarter was approximately $25 million.

Frova®. Net sales of Frova® were $9.1 million and $29.1 million for the three and nine months ended September 30, 2006, respectively. This compares with $10.3 million and $25.1 million in the respective year-ago periods. As with certain of our other branded products, net sales of Frova® were negatively affected by inventory de-stocking in the third quarter of 2006. The company estimates that prescription demand for Frova® in the third quarter of 2006 was approximately $11 million. During the third quarter of 2006, the FDA accepted for substantive review the supplemental New Drug Application (sNDA) for Frova® for the short-term (six days per month) prevention of menstrual migraine (MM). This acceptance indicates recognition by the FDA that the submission is complete and warrants full review by the FDA of the data needed to assess the safety and efficacy of Frova® for the short-term prevention of MM. In addition, the FDA confirmed May 19, 2007 as the review completion date for this application.

Opana® ER and Opana®. During the third quarter of 2006, the company shipped $12.7 million of Opana® ER and Opana® to its customers, which included initial stocking orders by the company’s major wholesale customers. Although the company began the commercial shipments of Opana® ER and Opana® to its customers during the third quarter of 2006, the company determined that it was not appropriate to recognize revenue for these shipments at this time under accounting principles generally accepted in the United States. Depending on the end-user demand of Opana® ER and Opana® going forward, these shipments, which are currently recorded as deferred revenue of approximately $12.7 million, may be recorded as net sales in future periods. Both of these products were approved by the FDA on June 22, 2006 and became commercially available on July 21, with active promotion by Endo’s 590-person sales force beginning in the third quarter.

DepoDur®. Net sales of DepoDur® were $0.6 million for the three months ended September 30, 2006. The company began promoting DepoDur® in early 2005 with its 70-representative hospital sales force. The launch phase of this product is expected to continue through 2006.

SyneraTM. Although the company began the commercial shipments of SyneraTM to its customers during the second quarter of 2006, the company determined that it was not appropriate to recognize net sales for these shipments at this time under accounting principles generally accepted in the United States. Depending on the end-user demand of Synera TM going forward, these shipments, which are currently recorded as deferred revenue of approximately $1.3 million, may be recorded as net sales in future periods.

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Other branded products. Combined sales of all other branded products were $2.2 million for the three months ended September 30, 2006 compared with $2.7 million in the third quarter of 2005. Combined sales of all other branded products were $8.7 million year to date in 2006 versus $8.1 million in the same period in 2005.

Oxycodone extended-release tablets. Net sales of the company’s generic oxycodone extended-release tablets were $19.0 million and $43.3 million, respectively, for the three months and nine months ended September 30, 2006. Net sales of extended-release oxycodone tablets were $49.3 million and $78.5 million, respectively, for the third quarter and nine months ended September 30, 2005. In June 2005, the company began commercial sale of all four strengths of its extended-release oxycodone, the generic equivalent of OxyContin®.

As announced on August 28, 2006, Endo reached an agreement with The Purdue Frederick Company to settle the long-running litigation in which Purdue claimed that Endo’s oxycodone extended-release tablets, 10mg, 20mg, 40mg, and 80mg, a bioequivalent version of Purdue Frederick’s OxyContin®, infringe Purdue’s U.S. Patent Nos. 5,549,912, 5,508,042 and 5,656,295. Pursuant to the settlement, Endo will continue selling to its customers its oxycodone extended-release products only until December 31, 2006. As part of the settlement, Endo, as well as its manufacturers, distributors, purchasers, and patients, will be released from all liability for infringement of Purdue’s patents in connection with Endo’s sales of these products. As part of this settlement, a consent agreement with the District Court has now been entered into.

Other generic products. For the third quarter, net sales from the company’s other generic products, including Endocet® and the company’s morphine sulfate extended-release tablets, were $33.7 million in 2006 compared with $29.2 million in 2005. For the nine months, net sales from the company’s other generic products were $98.8 million in 2006 versus $94.8 million in 2005.

Note to Investors

Endo will conduct a conference call with financial analysts to discuss this news release today at 11:00 a.m. ET. Investors and other interested parties may access the conference call by dialing (866) 831-6272 (domestic) or (617) 213-8859 (international), passcode 22155304. Please dial in 10 minutes prior to the scheduled start time. A replay of the call will be available from October 19, 2006 at 1:00 p.m. ET by dialing (888) 286-8010 (domestic) or (617) 801-6888 (international), passcode 88235321, and will run until 12:00 a.m. ET on October 26, 2006.

A simultaneous webcast of the call for interested investors and others may be accessed by visiting www.endo.com. In addition, a replay of the webcast will be available until 12:00 a.m. ET on October 26, 2006. The replay can be accessed by clicking on “Events” in the Investor Relations section of the website.

About Endo

Endo Pharmaceuticals Holdings Inc. is a fully integrated specialty pharmaceutical company with market leadership in pain management products. Through its Endo Pharmaceuticals Inc. subsidiary, the company researches, develops, produces and markets a broad product offering of both branded and generic pharmaceuticals, meeting the needs of healthcare professionals and consumers alike. More information, including this and past press releases of Endo Pharmaceuticals Holdings Inc., is available online at www.endo.com.

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Forward-Looking Statements

This press release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on management’s beliefs and assumptions, current expectations, estimates and projections. Statements that are not historical facts, including statements which are preceded by, followed by, or that include, the words “believes,” “anticipates,” “plans,” “expects” or similar expressions and statements are forward-looking statements. Endo’s estimated or anticipated future results, product performance or other non- historical facts are forward-looking and reflect Endo’s current perspective on existing trends and information. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. These statements are subject to risks and uncertainties and, therefore, actual results may differ materially from those expressed or implied by these forward-looking statements. The reader should not rely on any forward-looking statement. The Company undertakes no obligation to update any forward-looking statements whether as a result of new information, future events or otherwise. Several important factors, in addition to the specific factors discussed in connection with these forward-looking statements individually, could affect the future results of Endo and could cause those results to differ materially from those expressed in the forward-looking statements contained in this press release. Important factors that may affect future results include, but are not limited to: market acceptance of the Company’s products and the impact of competitive products and pricing; dependence on sole source suppliers; the success of the Company’s product development activities and the timeliness with which regulatory authorizations and product launches may be achieved; successful compliance with extensive, costly, complex and evolving governmental regulations and restrictions; the availability on commercially reasonable terms of raw materials and other third party manufactured products; exposure to product liability and other lawsuits and contingencies; dependence on third party suppliers, distributors and collaboration partners; the ability to timely and cost effectively integrate acquisitions; uncertainty associated with pre- clinical studies and clinical trials and regulatory approval; uncertainty of market acceptance of new products; the difficulty of predicting FDA approvals; risks with respect to technology and product development; the effect of competing products and prices; uncertainties regarding intellectual property protection; uncertainties as to the outcome of litigation; changes in operating results; impact of competitive products and pricing; product development; changes in laws and regulations; customer demand; possible future litigation; availability of future financing and reimbursement policies of government and private health insurers and others; and other risks and uncertainties detailed in Endo’s filings with the Securities and Exchange Commission, including its Registration Statement on Form S-3 filed with the SEC on March 21, 2006. Readers should evaluate any statement in light of these important factors.

(Tables Attached)

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The following tables present Endo’s unaudited net sales for the three months and nine months ended September 30, 2006 and September 30, 2005:

Endo Pharmaceuticals Holdings Inc.

Net Sales (unaudited)

(in thousands)

	Three Months Ended September 30,
	2006	2005
Lidoderm®	$127,390	$124,337
Percocet®	25,264	28,771
Frova®	9,090	10,278
DepoDur®	586	740
Other Brands	2,156	2,673

Total Brands	$164,486	$166,799

Oxycodone ER	$18,971	$49,266
Other Generics	33,668	29,176

Total Generics	$52,639	$78,442

Total Net Sales	$217,125	$245,241

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Endo Pharmaceuticals Holdings Inc.

Net Sales (unaudited)

(in thousands)

	Nine Months Ended September 30,
	2006	2005
Lidoderm®	$393,284	$288,901
Percocet®	74,901	80,955
Frova®	29,108	25,086
DepoDur®	2,146	2,996
Other Brands	8,692	8,142

Total Brands	$508,131	$406,080

Oxycodone ER	$43,263	$78,485
Other Generics	98,794	94,810

Total Generics	$142,057	$173,295

Total Net Sales	$650,188	$579,375

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The following table presents Endo’s consolidated statements of operations for the three months and nine months ended September 30, 2006 and September 30, 2005 (certain prior period amounts have been reclassified to conform to the current period presentation):

Endo Pharmaceuticals Holdings Inc.

Consolidated Statements of Operations (unaudited)

(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
NET SALES	$217,125	$245,241	$650,188	$579,375
COST OF SALES	44,406	61,399	143,551	133,242

GROSS PROFIT	172,719	183,842	506,637	446,133
COSTS AND EXPENSES:
Selling, general and administrative	87,850	47,075	252,281	156,282
Research and development	14,456	22,382	59,382	70,822
Depreciation and amortization	4,636	4,144	12,944	11,438
Impairment of other intangible asset	—	5,515	—	5,515

OPERATING INCOME	65,777	104,726	182,030	202,076
INTEREST INCOME, Net	6,851	2,689	17,072	6,657

INCOME BEFORE INCOME TAX	72,628	107,415	199,102	208,733
INCOME TAX	27,737	40,862	76,037	79,319

NET INCOME	$44,891	$66,553	$123,065	$129,414

NET INCOME PER SHARE:

Basic	$0.34	$0.50	$0.92	$0.98
Diluted	$0.33	$0.50	$0.92	$0.97
WEIGHTED AVERAGE SHARES:

Basic	133,270	132,376	133,067	132,075
Diluted	134,147	133,532	133,961	133,122

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The following table presents the Endo’s unaudited condensed consolidated balance sheet data at September 30, 2006 and December 31, 2005:

Endo Pharmaceuticals Holdings Inc.

Condensed Consolidated Balance Sheet Data (unaudited)

(in thousands)

	September 30, 2006	December 31, 2005
ASSETS
Cash and cash equivalents	$674,650	$500,956
Accounts receivable, net	259,924	290,826
Inventories, net	68,354	50,983
Income tax receivable	—	66,461
Other current assets	70,133	84,159

Total current assets	1,073,061	993,385
Property and equipment, net	35,617	38,001
Goodwill	181,079	181,079
Other intangibles, net	111,604	99,065
Note receivable	51,874	48,925
Other assets	9,865	11,223

TOTAL ASSETS	$1,463,100	$1,371,678

LIABILITIES AND STOCKHOLDERS’ EQUITY
Due to Endo Pharma LLC	$128,091	$200,450
Other current liabilities	287,322	309,063

Total current assets	415,413	509,513

Other liabilities	20,945	18,795

Total stockholders’ equity	1,026,742	843,370

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,463,100	$1,371,678

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The following table presents condensed consolidated cash flow data for the nine months ended September 30, 2006 and September 30, 2005 (certain prior period amounts have been reclassified to conform to the current period presentation):

Endo Pharmaceuticals Holdings Inc.

Condensed Consolidated Cash Flow Data (unaudited)

(in thousands)

	Nine Months Ended September 30,
	2006	2005
Net cash provided by operating activities	$275,543	$171,159
Net cash used in investing activities	(41,688)	(24,611)
Net cash used in financing activities	(60,161)	(14,095)

Net increase in cash and cash equivalents	$173,694	$132,453

Cash and cash equivalents, beginning of period	$500,956	$278,034

Cash and cash equivalents, end of period	$674,650	$410,487

Net Cash Used in Financing Activities

During the nine months ended September 30, 2006, net cash used in financing activities includes the $96.7 million payment to Endo Pharma LLC, a limited liability company that previously held a significant portion of Endo common stock, , in which affiliates of Kelso & Company and certain other members of management have an interest. This payment was made pursuant to the tax-sharing agreement between the company and Endo Pharma LLC, which requires the company, under certain circumstances, to pay Endo Pharma LLC the amount of the tax benefits that are usable by the company as a result of the exercise of stock options granted pursuant to the Endo Pharma LLC Stock Option Plans, which stock options are exercisable only into shares of Endo common stock held by Endo Pharma LLC and, accordingly, do not dilute the ownership of the company’s public stockholders. The company has recorded a liability of $99.1 million as of September 30, 2006 related to compensation deductions taken in 2005 which amount will be paid to Endo Pharma LLC in the fourth quarter of 2006 and another $29.0 million related to compensation deductions expected to be taken 2006 which if used to reduce our 2006 income taxes will be paid in 2007.

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